U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Riverside RV Rentals, Inc.
                           --------------------------
             (Exact name of registrant as specified in its charter)

Nevada                           7519                                45-0460096
------                           ----                                ----------
(State or other        (Primary Standard Industrial            (I.R.S. Employer
jurisdiction of         Classification Code Number)          Identification No.)
incorporation or
organization)

404 Beretta Street, Mandan, North Dakota                                   58554
----------------------------------------                                   -----
(Address of registrant's principal executive offices)                 (Zip Code)

                                 (701) 391-2267
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


                                 Deron M. Colby
                                  MC Law Group
                          4100 Newport Place, Suite 660
                         Newport Beach, California 92660
                                  949.250.8655
                             Facsimile 949.250.8656


            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          1,343,000              $0.50                $671,500             $177.28
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                           Riverside RV Rentals, Inc.,
                              a Nevada corporation

                        1,343,000 Shares of Common Stock


This prospectus relates to 1,343,000 shares of common stock of Riverside RV Rentals, Inc., a Nevada corporation, which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There currently is no market for our common stock, and we have not applied for listing or quotation on any public market.


See "Risk Factors" on pages 4 to 6 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Prospective purchasers of the offered shares should not purchase shares from the selling security holders unless they can afford to lose their entire investment.


                The date of this prospectus is December 27, 2001
                             Subject to completion.

                            TABLE OF CONTENTS

Prospectus Summary ............................................................4
Risk Factors...................................................................5
Use of Proceeds................................................................9
Determination of Offering Price................................................9
Dilution.......   ............................................................10
Selling Security Holders......................................................10
Plan of Distribution..........................................................11
Legal Proceedings.............................................................13
Directors, Executive Officers, Promoters and Control Persons..................13
Security Ownership of Certain Beneficial Owners and Management................14
Description of Securities.....................................................14
Interest of Named Experts and Counsel.........................................15
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities....................................................15
Organization Within Last Five Years...........................................15
Description of Business.......................................................16
Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................19
Description of Property.......................................................20
Certain Relationships and Related Transactions................................21
Market for Common Equity and Related Stockholder Matters......................21
Executive Compensation........................................................22
Financial Statements..........................................................23
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure......................................................42
Legal Matters.................................................................42
Experts.......................................................................42
Additional Information........................................................42
Indemnification of Directors and Officers.....................................43
Other Expenses of Issuance and Distribution...................................43
Recent Sales of Unregistered Securities.......................................43
Exhibits......................................................................43
Undertakings..................................................................44
Signatures    ................................................................45
Power of Attorney.............................................................46

Prospectus Summary. The following summary merely highlights all material information contained in the prospectus. Prospective purchasers of the shares offered by the selling security holders should read the entire prospectus, including all attachments and exhibits attached thereto prior to purchasing any of the shares offered by the selling security holders.


Our Business:                        Our principal business address is 404
                                     Beretta Street, Mandan, North Dakota 58554.
                                     Our telephone number is 701.391.2267.

                                     We are a provider of high quality, reliable camper and recreational vehicle units to consumers who seek the experience and benefits of a recreational vehicle vacation without the burdens of owning a recreational vehicle. We specialize in motorhome and camper rentals for all occasions based on daily, weekly or monthly rental periods. We also maintain or have access to fully-equipped service facilities to support maintenance and repair activities for our rental fleet. We are currently seeking to expand our operations and the geographic area of the markets that we serve.

Our State of Organization:           Riverside RV Rentals, Inc. was
                                     incorporated in Nevada on March 1, 2001.


Number of Shares Being Offered:      The selling security holders want to sell
                                     1,343,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions, which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders purchased the 1,343,000 shares of our common stock in March 2001.

                                     Assuming the selling security holders sell all of the shares being registered at $0.50 per share, they will receive proceeds of $671,500. Given that we have experienced net losses from our inception and that during the years ended December 31, 1999 and December 31, 2000, the pro forma net loss per share of our common stock was $0.01 per share, purchasers of the shares will likely experience an immediate loss upon purchasing shares.

Number of Shares Outstanding         5,343,000 shares of our common stock are
After the Offering:                  issued and outstanding. The selling
                                     security holders propose to sell 1,343,000 of those shares. We are not registering
                                     4,000,000 shares which were issued to our officers and directors. We have no other securities issued.


Estimated use of proceeds:           We will not receive any of the proceeds
                                     from the sale of those shares being
                                     offered.

                                  RISK FACTORS


In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. The following risk factors are merely a summary of the material risks which could affect our business and our ability to earn revenue. The risk factors are arranged in order of descending importance based upon our speculation of how a potential investor would rank the risk factors. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his or her investment should forego purchasing our common stock.

We compete with numerous dealers and manufacturers engaged in the retail sale or rental of recreational vehicles and if we unable to compete with those dealers and manufacturers, our ability to earn revenue will suffer.

Some of our competitors may have greater access to capital than we do and may use these resources to engage in aggressive advertising and marketing campaigns. The current prevalence of aggressive advertising and promotion may generate pricing pressures to which we must respond. If we do not adequately respond to such pricing pressures, we will lose customers and we will be priced out of the market. We expect that competition will continue to increase, primarily in the recreational vehicle rental market, because of the relative ease with which rental and retail fleet financing may be obtained. Our competitors may be able to offer a greater selection of rentals or more favorable rental terms. Our competitors may be strategically located in climates that are more amiable to recreational vehicle travel. Any one of these factors, or combination thereof, may result in increased competition, reduce our gross margins, or cause us to lose market share and decrease the value of the renting our recreational vehicles.

We may be unable to expand our operations and establish additional rental outlets in key locations which will limit our ability to earn revenue and increase our markets.

The recreational vehicle rental industry is part of the travel industry and typically generates greater rental activities during peak travel seasons. To remain competitive we must establish our brand presence in that industry by establishing rental facilities in warmer and well-populated areas and other key locations. Failure to establish such locations would weaken our brand presence, decrease our ability to positively position our brand in the related market, discourage market acceptance of our brand and consequently result in reduced rentals. Reduced rentals will result in reduced revenues. Reduced revenues will likely prevent us from expanding into the markets in which we would like to expand.

Our operating results will fluctuate due to a number of factors, including but not limited to, changes in consumer perceptions of recreational vehicle travel, climatic conditions and trends in the economy.

The market for recreational vehicle rentals is relatively new and sensitive to public perceptions concerning the appropriateness of recreational vehicle travel as an alternative to automobile travel. The market is also extremely sensitive to climatic shifts since the market's primary consumer group consists of "snowbirds" or travelers who live in cold areas and migrate to warmer climates.

We anticipate that our operating results will fluctuate as a result of these and other factors, including overall trends in the economy and customer renting patterns, which are characterized by individual orders from customers rather than long-term contracts. As such, we are not able to anticipate, for more than a few months in advance, the number, size and profitability of product orders in a given period. Consequently, the operating results for one quarter are not necessarily indicative of the operating results for future quarters. We may experience increased revenue during certain periods which should not be taken as indicative of potential revenue production during other periods.

We may have potential rescission liability due to our issuances of securities in violation of the securities laws of North Dakota.

We have issued shares of our common stock to several investors in North Dakota pursuant to Rule 506 of Regulation D. Due to our failure to timely notify the North Dakota Securities Commissioner of securities sales pursuant to Rule 506 of Regulation D, we signed a consent order and paid a fine of $2,000. The consent order provides that we not offer or sell any securities in North Dakota unless those securities are registered or exempt from registration. The consent order also provides that the North Dakota Securities Commissioner has reserved the right to take further action based on subsequent violations of North Dakota law. Finally, the consent order provides that investors are entitled to return of their investment plus 6% per annum from the date of their investment, if they so elect. We received $29,500, or $0.50 per share, for the 59,000 shares sold to North Dakota residents. The number of investors in North Dakota that were affected by the decree is twenty seven. Those shares are subject to rescission. We are exposed to potential rescission liability until five years after the date the purchaser knew or reasonably should have known about the facts that are the basis for the rescission or until 30 days after the date of a written offer to each purchaser for the return that purchaser's investment plus 6% per annum from the date of their investment. A substantial number of claims for rescission will significantly hinder our ability to continue operations as we will be potentially forced to pay significant sums for such rescission. In paying for any rescission, we may be forced to divert funds from other business activities, such as, expansion activities or marketing plans. Any such diversion of funds will harm our ability to expand and earn revenue.

We may need to raise additional capital to expand our operations and market our products. Our failure to raise additional capital will limit any proposed marketing or expansion activities.

To market our services and to implement our expansion plans, we may be required to raise additional funds. We do not know if we will be able to acquire additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our expansion and marketing activities.

We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or eliminate certain or all of our marketing programs, either of which could harm our ability to make a profit.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future. If we continue to experience net losses for an extended period of time, we may have to discontinue our business operations.

Since our inception on March 1, 2001 and continuing to September 30, 2001, we experienced a net loss. For the nine months ended September 30, 2001, we experienced a net loss of $61,091 compared to a net loss of $19,808 for the corresponding period in 2000. We expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses to continue. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to generate sufficient revenues to achieve profitable operations. If we are unable to achieve profitability, we may be forced to scale down our operations or discontinue our business altogether.

Our insurance coverage may be insufficient to insure against damage and loss to our property which may force us to expend funds on such repairs and loss. Such expenditures will divert money from other revenue producing activities such as expanding our operations and increasing our marketing expenditures, all of which will harm our ability to earn revenues.

Subject to certain deductible amounts and retention limits, we maintain coverage to insure against claims based upon personal injury, property damage and loss of our property in connection with our business and operations. We believe that our policy limits provide sufficient coverage and the deductible amounts are reasonable. However, we cannot guaranty that those policies will provide sufficient insurance coverage in the event of a personal injury, property damage and loss of our property. Any denial of coverage by our insurers or a lack of adequate coverage may force us to expend significant funds defending claims or paying out judgments rendered against us. Such expenditures will likely reduce funds earmarked for other business activities such as expansion, product upgrades and employee compensation. The result will likely be a reduced ability to earn revenue.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the selling security holders may arbitrarily determine the offering price of shares of our common stock. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be "unsuitable" for a person who cannot afford to lose his entire investment.

As our officers and directors do not devote their full time to our business, we may not be able to implement our business plan and our business may fail.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Specifically, Mr. Frohlich, our President, Treasurer and one of our directors is an operator and relief supervisor for Amoco Oil Refinery. Patricia Frohlich, our Vice President, Secretary and one of our directors is currently employed at West River Head Start as a teacher's assistant and is currently a co-teacher. Mr. Frohlich currently devotes approximately thirty-five hours a week to our operations. Patricia Frohlich currently devotes approximately ten hours per week, but anticipates that she will devote significantly more hours if we begin generating significant revenues. We cannot guaranty that any of our officers or directors will be able to devote time to us to enable us to implement our business plan. If any or all of our officers or directors do not devote a sufficient amount of their time to the management of our business, then our business may fail.

If we do not experience consumer acceptance of our products or services, our ability to raise revenue will suffer as we will likely find it difficult to lease our recreational vehicles.


Our success depends on attracting and retaining consumers who are either seeking to experience recreational vehicle travel before making a purchasing decision, wish to continue to experience recreational vehicle travel without the burden of ownership, or otherwise require the use of recreational vehicle's for travel. Traditional automobile and air travelers may not accept recreational vehicle travel as an economical alternative. Factors that could prevent or delay the widespread consumer acceptance of recreational vehicle rental travel, and consequently our ability to increase our revenues, include:

     o negative shifts in consumer perception concerning recreational vehicle travel;
     o decrease in lodging, dining and other costs associated with automotive travel; and
     o    increased fuel inefficiencies related to recreational vehicle travel.


Any of these factors individually or in combination could prevent us from expanding our operations as well as prevent us from earning revenues.


(material omitted)

Our officers, directors and principal security holders own approximately 74.9% of our outstanding shares of common stock, allowing these shareholders to exert significant influence in matters requiring approval of our shareholders.


Our directors, officers and principal (greater than 5%) security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 74.9% of our outstanding shares of common stock. Such concentrated control of the company could significantly reduce the price of our common stock. Our principal security holders may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

We are dependent on the efforts and abilities of certain of our senior management and the interruption of the services of our key management could disrupt our operations while we seek replacement personnel could reduce our profits and could prevent our future development if suitable replacements are not promptly obtained.

We depend on the efforts of our senior management; specifically, Richard Frohlich has been our President, Treasurer and one of our directors since our inception and for the past three years, he has been responsible for our day-to-day operations and recreational vehicle maintenance. Mr. Frohlich is also responsible for developing our referral program and cultivating positive working relationships with local recreational vehicle dealers, travel agencies and our current clientele. Moreover, Patricia Frohlich has been our Vice President, Secretary, and one of our directors since our inception and has been responsible for our day-to-day operations such as invoicing, accounts payable, accounts receivable, payroll, and all aspects of office management. A loss of the services of Mr. or Mrs. Frohlich would have a negative impact on our ability to earn revenue as we would be forced to expend time, effort and funds to secure replacement management. We anticipate that we will enter into employment agreements with each of our key executives. However, we have not yet negotiated the specific terms or conditions of such agreements. We anticipate entering into employment agreements when, and if, we begin earning sufficient revenues to justify making such a commitment. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.


There are no restrictions that prevent our officers and directors from starting a competing business.

Our officers and directors have not entered into any non-compete agreements with us. Therefore, our officers and directors may start a business that competes directly with us. The only assurance that investors have that our officers and directors will not start a competing business is that they own a significant amount of our outstanding shares of common stock. However, our officers and directors may sell some or all of those shares. If our officers and directors form competing businesses, those businesses may take business opportunities from us. As a result, our ability to generate revenue will be harmed.

We may be subject to significant government regulation which could make it either impossible or commercially unreasonable for us to continue our operations. We may also be forced to expend significant funds in attempting to comply with such regulations, thereby diverting funds from our expansion and marketing plans. As a result, our ability to earn revenue will be harmed.

Our rental and service facility are subject to federal, state and local laws and regulations concerning environmental matters. These laws and regulations affect the storing, dispensing and discharge of petroleum based products and other waste, and affect our ability to secure permits for full service rental operations and in the ongoing conduct of such operations. The securing of permits and compliance with all laws and regulations can be costly, and could affect our earnings. Further, our current facility and each of our proposed rental facilities must comply with the requirements of local governmental bodies concerning zoning, land use, and environmental factors. State and local laws and regulations also require each dealership to obtain licenses to operate as a dealer in recreational vehicles. Our failure to obtain all necessary licenses and permits to be in full compliance with all federal, state and local laws and regulations could prevent us from conducting business. Specifically, if we are unable to obtain the necessary licenses and permits, either the state or federal government could prevent us from conducting business until we obtain the requisite licenses and permits. Moreover, if we inadvertently operate without certain licenses and permits, we could be subject to costly civil and, potentially, criminal fines and penalties. Such fines and penalties could reduce our operating capital which would reduce our ability to earn revenue.

We do not foresee paying dividends; therefore, it is likely that our shareholders will never see a return on their investment in the form of dividends.

We do not anticipate paying dividends on our common stock in the foreseeable future. We plan to retain earnings, if any, for the operation and expansion of our business. Therefore, investors should not buy these shares if they expect to be paid dividends.


Our common stock may be subject to penny stock regulations which may make it difficult for investors to sell their stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our common stock becomes subject to the penny stock rules, holders of our shares may have difficulty selling their shares.

(material omitted)

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------


Factors Used to Determine Share Price. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. The primary basis for the determination of the offering price of the common stock was the price at which we sold our common stock in our private placement offering. Our common stock was sold for $0.50 per share in that private placement.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth the number of shares which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                          Amount of Shares and the Percentage
                             Amount of Shares of Common     Amount of Shares of Common      of Common Stock Owned by Selling
 Name of Selling Security Stock Owned by Selling Security Stock to be Offered by Selling  Security Holder After the Offering is
          Holder             Holder Before the Offering          Security Holder                       Complete
--------------------------------------------------------------------------------------------------------------------------------
Mark Bahmiller                         4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Daniel L. Baker                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wade A. Becker                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Todd M. Becker                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Randall Binegar                        1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Clyde J. Boehm                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Brent J. Geiss                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Debbie Geiss                           4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Larry N. Graff                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Kevin A. Hahne                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wayne Hoff                             4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
John R. Horner                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Steven J. Howry                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
David J. Keller                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Kevin K. Kruckenburg                   3,000                           3,000                               0
--------------------------------------------------------------------------------------------------------------------------------
David A. Moum                          1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Ruby J. Paul                           3,000                           3,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wesley Pittenger                       2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Randal R. Roller                       2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
John Schaner                           5,000                           5,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mark S. Schmidt                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mark Setterlund                        4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mike Setterlund                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
SLIC                                   2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wade J. Vogel                          1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Chad M. Vogel                          4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Renee M. Woehl                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Steven J. Wolff                        1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Kaye Vogel                            240,000                         240,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Addie McConachie                      240,000                         240,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Terrie Stein                          200,000                         200,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Daniel Schmaltz                       200,000                         200,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Todd Becker                           150,000                         150,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Bruce Brucker                         150,000                         150,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Franklin Buchholz                     100,000                         100,000
--------------------------------------------------------------------------------------------------------------------------------

All of the selling security holders listed above paid $0.50 per share except for the following individuals who acquired shares on March 5, 2001 in exchange for the services or assets detailed below:

--------------------------------------------------------------------------------------------------------------------------------
                             Amount of Shares Issued to
Name of Selling Security    Selling Security Holder and     Services or Assets Provided        Value of Services or Assets
          Holder                   Date Acquired
--------------------------------------------------------------------------------------------------------------------------------
                                     1,500,000
Richard Frohlich                    March 5, 2001                 Officer services                        $1,500
--------------------------------------------------------------------------------------------------------------------------------
                                     1,500,000
Patricia Frohlich                   March 5, 2001                 Officer services                        $1,500
--------------------------------------------------------------------------------------------------------------------------------
                                     1,000,000
Thomas Frohlich                     March 5, 2001                Marketing services                       $1,000
--------------------------------------------------------------------------------------------------------------------------------
                                      240,000
Kaye Vogel                          March 5, 2001                Website development                       $240
--------------------------------------------------------------------------------------------------------------------------------
                                      240,000              Business plan development and
Addie McConachie                    March 5, 2001                 marketing services                       $240
--------------------------------------------------------------------------------------------------------------------------------
                                      200,000              Bookkeeping and marketing
Terrie Stein                        March 5, 2001                   services                               $200
--------------------------------------------------------------------------------------------------------------------------------
                                      200,000
Dannie Schmalz                      March 5, 2001          General vehicle maintenance                     $200
--------------------------------------------------------------------------------------------------------------------------------
                                      150,000
Todd M. Becker                      March 5, 2001              Mechanic services                           $150
--------------------------------------------------------------------------------------------------------------------------------
                                     150,000
Bruce Brucker                       March 5, 2001              Mechanic services                           $150
--------------------------------------------------------------------------------------------------------------------------------
                                     100,000
Franklin Buchholz                   March 5, 2001          General vehicle maintenance                     $100
--------------------------------------------------------------------------------------------------------------------------------

We do not believe that any of the selling security holders are broker-dealers or affiliates of broker-dealers.


Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:
     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.


We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M provides that, in connection with a distribution of securities, it shall be unlawful for an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in an offering of securities (i.e., a distribution participant), whether or not subject to registration under the Securities Act, that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods, or an affiliated purchaser (as defined in Rule 100 of Regulation M) of such person, directly or indirectly, to bid for or purchase, a covered security during the applicable restricted period; provided, however, that if a distribution participant or affiliated purchaser is the issuer or selling security holder of the securities subject to the distribution, such person shall be subject to the provisions of Rule 102 of Regulation M.

Rule 102 of Regulation M provides that, in connection with a distribution of securities effected by or on behalf of an issuer or selling security holder, it shall be unlawful for such person, or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period; except that if an affiliated purchaser is a distribution participant, such affiliated purchaser may comply with Rule 101, rather than this section.

Rule 104 of Regulation M provides that it shall be unlawful for any person, directly or indirectly, to stabilize, to effect any syndicate covering transaction, or to impose a penalty bid, in connection with an offering of any security, in contravention of the provisions of Regulation M. Rule 104 also provides that no stabilizing shall be effected at a price that the person stabilizing knows or has reason to know is in contravention of Regulation M, or is the result of activity that is fraudulent, manipulative, or deceptive under the securities laws, or any rule or regulation thereunder.

Finally, Rule 105 of Regulation M provides that, in connection with an offering of securities for cash pursuant to a registration statement or a notification on Form 1-A filed under the Securities Act, it shall be unlawful for any person to cover a short sale with offered securities purchased from an underwriter or broker or dealer participating in the offering, if such short sale occurred during the shorter of: (i) the period beginning five business days before the pricing of the offered securities and ending with such pricing; or (ii) the period beginning with the initial filing of such registration statement or notification on Form 1-A and ending with the pricing.


[material omitted]
------------------

Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time, except for the following:

In July 2001, we were contacted by the State of North Dakota Securities Commissioner regarding the sale of our securities in North Dakota. The North Dakota Securities Commissioner requested certain information, including, but not limited to, information on all persons who purchased our shares in the State of North Dakota and the dates of those purchases. In August 2001, we provided responses to the State of North Dakota's inquiries. The North Dakota Securities Commissioner believes that we failed to timely notify the North Dakota Securities Commissioner of securities sales pursuant to Rule 506 of Regulation
D. In September 2001, we signed a consent order and paid a fine of $2,000.

The total number of shares that were sold in North Dakota and are subject to the decree is 59,000 shares of our common stock. The aggregate amount of the securities sold was $29,500. The number of investors in North Dakota that were affected by the decree is twenty seven.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. (material omitted) Our directors and principal executive officers are as specified on the following table:

==================== =============== ==========================================
Name                      Age        Position
-------------------- --------------- ------------------------------------------
Richard Frohlich           45        President, Treasurer and a Director
-------------------- --------------- ------------------------------------------
Patricia Frohlich          45        Vice President, Secretary and a Director
-------------------- --------------- ------------------------------------------
Thomas Frohlich            75        Director
==================== =============== ==========================================

Richard Frohlich. Mr. Frohlich has been our President, Treasurer and one of our directors since our inception. For the past three years, Mr. Frohlich has been responsible for our day-to-day operations and recreational vehicle maintenance. Mr. Frohlich is also responsible for developing our referral program and cultivating positive working relationships with local recreational vehicle dealers, travel agencies and our current clientele. Since 1993, Mr. Frohlich has also worked at Amoco Oil Refinery as an operator and relief supervisor. Mr. Frohlich is currently employed with Amoco Oil Refinery as an operator specialist in the company's combination unit. Mr. Frohlich is not currently, and never has been, an officer or director of any reporting company.

Patricia Frohlich. Mrs. Frohlich has been our Vice President, Secretary, and one of our directors since our inception. Mrs. Frohlich has been responsible for day-to-day operations such as invoicing, accounts payable, accounts receivable, payroll, and all aspects of office management. In 1996, Mrs. Frohlich began working at West River Head Start as a teacher's assistant and is currently a co-teacher. Mrs. Frohlich is not currently, and never has been, an officer or director of any reporting company.

Thomas Frohlich. Mr. Frohlich is one of our founding shareholders and one of our directors since our inception. Mr. Frohlich worked professionally as a plumber for 27 years until his retirement in 1986. Mr. Frohlich has extensive experience and knowledge in the field of customer relations and vehicle maintenance. Between 1986 and 2000, Thomas was employed as a custodian at the Morton County Court House. Mr. Frohlich is not currently, and never has been, an officer or a director of any reporting company.

Richard Frohlich is the spouse of Patricia Frohlich. Thomas Frohlich is the father of Richard Frohlich. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 27, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class      Name of Beneficial Owner                Amount and Nature of Beneficial Owner           Percent of Class
----------------    ------------------------------------    --------------------------------------    -----------------------------
Common Stock        Richard Frohlich                        1,500,000 shares, President,                          28.1%
                    404 Beretta Street,                     Treasurer, Director
                    Mandan, North Dakota 58554

Common Stock        Patricia Frohlich                       1,500,000 shares, Vice President,                     18.7%
                    404 Beretta Street,                     Secretary, Director
                    Mandan, North Dakota 58554

Common Stock        Thomas Frohlich                         1,000,000 shares, Director                            18.7%
                    104 14th Avenue, NW
                    Mandan, North Dakota 58554

Common Stock                                                All officers and directors                            74.9%
                                                            as a group

Patricia Frohlich is the spouse of Richard Frohlich and therefore owns collectively with Richard Frohlich 3,000,000 shares or 56.2% of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Capital Stock. Our authorized capital stock consists of 25,000,000 shares of $.001 par value common stock. We are not authorized to issue preferred stock. As of December 27, 2001, 5,343,000 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel", was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to our shareholders or us for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------


Transactions with Promoters. On or about March 5, 2001, we issued 4,000,000 shares of our common stock to Richard Frohlich, Patricia Frohlich, Thomas Frohlich in exchange for services provided to us related to our incorporation. Specifically, Richard Frohlich was issued 1,500,000 shares of our common stock, Patricia Frohlich was issued 1,500,000 shares of our common stock and Thomas Frohlich was issued 1,000,000 shares of our common stock. Richard Frohlich provided us with services associated with our initial incorporation and the development of our business plan; Patricia Frohlich provided us with services associated with our initial incorporation and the development of our business plan; and Thomas Frohlich provided us with marketing services, including the development of our marketing plans.

Description of Business
-----------------------


Our Background. We were formed as Riverside RV Rental in April 1997 as a sole proprietorship. Riverside RV Rental began operating in Mandan, North Dakota after being acquired by Richard and Patricia Frohlich in 1998. Richard and Patricia Frohlich began running Riverside RV Rental in January of 1998. They started off with 2 camper and recreational vehicles (RV). After realizing some success, Riverside RV Rental purchased an additional RV. Riverside RV Rental experienced relatively brisk business through the months of May through December 1998. Most of the advertising was done by word of mouth. In other words, our customers, and friends and family members spread the word about our services. A portion of our business was generated by referrals from local RV dealers. Following our first year of operation, we purchased a fourth RV. We also upgraded one of our existing RV's. During the calendar year 2000, we began to advertise in local newspapers and on the local radio stations. During the 2000 season, we enjoyed brisk business from around May to February. In 2000, one of our RV's was leased for the entire month of June and the entire month of February. Beginning in 2001, we decided to purchase another RV as we felt our customer base was expanding. In the beginning of 2001, a local RV rental facility went out of business. Customers were referred to us from this failed enterprise. During the year 2001, we had RV's leased each month.


On March 1, 2001, we incorporated in Nevada as Riverside RV Rentals, Inc. On March 5, 2001, we acquired all of the assets of Riverside RV, the sole proprietorship owned by Richard and Patricia Frohlich.

Our Business. We are a provider of high quality, reliable RV units to consumers who seek the experience and benefits of a recreational vehicle vacation without the burdens of owning a recreational vehicle. We specialize in motor home and camper rentals for all occasions based on daily, weekly or monthly rental periods. We also maintain or have access to fully-equipped service facilities to support maintenance and repair activities for our rental fleet. We are currently seeking to expand our operations and the geographic area of the markets that we serve.

We believe that there are numerous financial disadvantages to RV ownership. Economic and non-economic factors such as high capital outlay, maintenance, depreciation, storage expenses and buyer's remorse have created the RV rental market as an alternative to RV ownership. New RV units are expensive to purchase and storage can be costly and difficult to locate. Furthermore, new RV's depreciate as much as 20% during the first year of ownership and service and maintenance expenses are frequently difficult and costly to procure. In addition to these factors, many purchasers subsequently realize that their RV purchase does not fit their needs.

RVs are an economical alternative to traditional automobile travel, which generates expenses relating to dining and lodging. We believe that RVs combine transportation, lodging, and cooking facilities while reducing travel expenses without compromising family fun or comfort. We also believe that RVs are a fuel-efficient means of leisure travel because technological advances, including increased aerodynamic designs, lighter weight construction and fuel-efficient engines, have substantially reduced the amount of RV fuel consumption.

Our Recreational Vehicles. Our rental inventory of six RVs range in size from 18 to 31 feet and currently include motor homes, campers and fold down tent trailer units. Our RVs do not require any special driver's license requirements and we believe that our vehicles are as easy to drive as a large car. All of our vehicles are equipped with automatic transmission, power steering and power brakes and most vehicles have cruise control. Our motor homes and truck campers are fully self-contained and equipped with kitchen and bath facilities, heating and air conditioning as well as comfortable sleeping arrangements. For example, each of our motor homes sleeps six and includes a bedroom equipped with a queen-size bed, a fold out couch and a fold down table. Our 28 foot Sunseeker also has a bunk overhead the cab and will sleep up to eight. Our fold down tent camper sleeps up to seven and includes one king sized bed, one queen sized bed, a fold down table, as well as a refrigerator and a portable toilet. All of the motor homes have electric generators, refrigerators, microwave ovens, televisions, and videocassette recorders.

Financing for rental fleeting is available through local banks, or alternative lending sources such as The Associates, Nations Credit, or Bombardier. In addition, Fleetwood, Coachmen, Safari, Gulfstream and other manufacturers understand the growing popularity of the RV rental market and offer attractive rental programs to support dealers' rental efforts. These programs have been put together to help dealers get in and, most importantly, get out of (sell off) the used units at the end of a season or two and typically offer special products, attractive financing and pricing, plus year-end exit strategies. We believe that these programs make it possible for us to provide newer and cleaner rental inventory, thereby increasing the quality of our products and services, and leading to increased profitability.

Advertising and Marketing. We use and intend to continue to use television and radio spots, newspaper ads, and word-of-mouth advertising. Referrals, through retail RV dealerships, travel agencies and word-of-mouth advertising are currently our must productive forms of advertising. Rental services are marketed directly to the consumer and through tour operators and travel agents. We also intend to become a participating sponsor in various fund raising and sporting events. Furthermore, we intend to launch a corporate website in 2002 to generate corporate recognition and interest in our rental services. We anticipate that our proposed website will include product and pricing information, an online reservation system and links to travel specialty websites.

We intend to supplement our advertising program with on-lot promotions and off-lot consumer shows, organized by trade groups and private companies, primarily during the peak-renting season. Our marketing and promotion efforts are year-round and during the fall and winter we will focus our efforts to encourage "snowbirds" and seniors to rent and escape the excessively cold climate in North Dakota. In addition, we propose to offer special motorhome vacations and discounted rates designed to stimulate business in the off-season. The program will include a special package that is based on long-term use and will provide benefits not included in other packages. We intend to participate annually in various consumer RV shows and propose the adoption of an aggressive marketing campaign designed specifically to encourage RV rentals for those few months.

Pricing. Rental fees range from $65 per day to $150 per day, during peak rental seasons, and include a mileage assessment of $0.20 per mile on all RV units, excluding our fold down units. We encourage weekly rental contracts on our motorhomes and campers by providing special rental packages. Incentives such as a free seventh day of rental free or reduced mileage and daily rental rates are established for customers who rent for periods exceeding three days. In addition, we propose to develop comprehensive tour and service packages that include airline and railway connections for fly-drive and rail-drive plans, off-season rates, vacation planning assistance, personal guided tours and campground discounts. By bundling our services, we hope to increase the value of our services by making RV leisure travel more cost-effective and convenient for the renters.

Our rental terms prohibit smoking or pets and require that a $250 deposit be made at the time of reservation. The deposit is intended to cover damages including, but are not limited to, interior or exterior damages, loss of equipment, refueling of gasoline and propane tanks, use of the generator over and above the contracted hours, holding tank dump charge, or interior or exterior cleaning charges. A cancellation fee of $100 is automatically deducted from the deposit upon cancellation, and the entire deposit amount is forfeited if the cancellation is exacted within seven days prior to the proposed rental date. The entire amount of the deposit is also forfeited if the RV is not returned by 11 a.m. on the scheduled date of return. All drivers must be at least 25 years of age or older and no special licenses are required to drive the RV other than a valid driver's license and insurance.

Business and Expansion Strategy. Our primary goal is to become the leading provider of recreation vehicle rentals in the United States with the capability of serving customers through a nationwide network of rental facilities. Our strategies to increase revenue, reduce costs and achieve our goals include a gradual expansion of our service facilities, fleet and staffing.

In order for us to grow enough to realize year-around profitability, we must expand into markets with warmer climates which are more conducive to the RV rental business. To overcome this obstacle we are proposing to expand our operations by establishing a rental facility in Portland, Oregon by February 2002 and in Golden, Colorado by January 2002. These locations have been selected for their warm climates and large surrounding population base. We believe that by diversifying our market territory we will be able to stabilize our revenue stream and sustain the year-round operations of all our locations.


No specific expansion activities have taken place. However, we have internally discussed our expansion plans. As part of our future expansion plans, we hope to raise enough money to purchase additional RV's, hire sufficient staff to maintain any additional vehicles and expand our marketing capabilities. We are also conducting preliminary studies on additional service areas. We also plan to attend the Lewis and Clark Trail Centennial in North Dakota to promote the company. We also plan to work with the North Dakota State Tourism, the North Dakota Chamber of Commerce and the North Dakota Historical Society to promote our services. However, we will not be able to expand unless we raise additional working capital to expand. If we do not realize additional revenue, we will likely need to raise additional funds through the sale of our common stock. There is no guarantee that we will be able find investors willing to purchase our stock. Moreover, there is no guaranty that we will be able to arrange for other alternative sources of financing. Our inability to generate working capital will harm our ability to expand our operations.


Growth strategy. We intend to increase our revenue and our share of the RV rental market by pursuing various opportunities available to us, including the ability to:

     o provide customers with access to timely, reliable repair and maintenance services;
     o enter into new geographical markets by establishing additional rental locations in strategic areas of the nation;
     o    increase our presence in geographic markets we currently serve;
     o    increase our access to popular, high-quality product lines and models;
     o    expand our repair and maintenance services capacity;
     o offer customers access to a broader inventory selection of rental vehicles by increasing the size and number of our rental fleet; using our increased purchasing power to reduce financing and insurance costs and to strengthen our relationships with RV manufacturers;
     o centralizing certain administrative functions (such as purchasing, accounting, financing, insurance, employee benefits and legal support) which will provide local management with more time to focus on sales and operations;
     o establish inventory management practices that will reduce costs and increase revenue, such as shifting inventory to locations in regions of the country experiencing their peak renting seasons from those experiencing off-season reductions in rentals;
     o create name recognition for "Riverside RV Rentals" using national and regional marketing campaigns including focused media and print advertising, prominent displays at trade shows, telemarketing programs, newsletters and an Internet web site;
     o standardizing our computer and information systems which will improve inventory management, purchasing and financial reporting and provide customer tracking and real-time rental information.
     o develop customer loyalty through supporting local, regional and national camping events and establishing our own newsletter, with incentives for members; and
     o adopt innovative sales and customer service training procedures and programs, designed to increase customer satisfaction and result in a higher sales of rental contracts.

Competition. We currently have no competition in Mandan, North Dakota, and therefore enjoy referrals from local area RV dealers. Accordingly, the lack of competition gives us a large market share of the RV rental market in the Mandan and Bismarck area of North Dakota. The local Mandan, North Dakota market however is limited because the cold climate shortens the RV peak rental season which typically begins May 15 and ends September 15. Accordingly, it is difficult to generate revenues sufficient to sustain operations for the entire year. There are significant competitive factors in the RV rental industry including, but not limited to, vehicle availability, price, service, reliability, and quality of service and convenience. We believe that we are competitive in all of these categories. The RV rental industry is sensitive to geographic location of their clients. We anticipate that as we expand our operations in other geographic areas, we will compete against businesses which are more visible and well known than we are. We also compete with other leisure and vacation activities in the Mandan area.

Insurance. We have obtained insurance coverage for our rental location in Mandan, North Dakota. Our insurance has been obtained by us annually on a competitive bid basis, at what we believe to be reasonable premium rates. The applicable premium rates have been increasing slightly, however, but we do not believe that such increases will have a material adverse effect on our business in the foreseeable future.

Government Regulation. Our rental and service facilities are subject to federal, state and local laws and regulations concerning environmental matters. These laws and regulations affect the storing, dispensing and discharge of petroleum based products and other waste, and affect our ability to secure permits for full service rental operations and in the ongoing conduct of such operations. The securing of permits and compliance with all laws and regulations can be costly, and could affect our earnings. Further, our current facility and each of our proposed rental facilities must comply with the requirements of local governmental bodies concerning zoning, land use, and environmental factors. State and local laws and regulations also require each dealership to obtain licenses to operate as a dealer in recreational vehicles. We have obtained all necessary licenses and permits and believe that we are in full compliance with all federal, state and local laws and regulations. Furthermore, we are not aware of any material capital expenditures necessary for compliance with any federal, state or local laws and regulations.

Employees. As of December 27, 2001, we have two full time employees and three part time employees. We believe that we have a positive relationship with our employees and we are not a party to any collective bargaining agreements. We anticipate entering into employment contracts with Richard Frohlich and Patricia Frohlich.

Facilities. Our headquarters are located at 404 Beretta Street, Mandan, North Dakota 58554. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

We were formed as Riverside RV Rental in April 1997 as a sole proprietorship. Riverside RV Rental began operating in Mandan, North Dakota after being acquired by Richard and Patricia Frohlich in 1998. On March 1, 2001, we incorporated in Nevada as Riverside RV Rental, Inc. On March 5, 2001, we acquired all of the assets of Riverside RV, the sole proprietorship owned by Richard and Patricia Frohlich.


For the quarter ended September 30, 2001.

Liquidity and Capital Resources. We had cash of $6,883 as of September 30, 2001. Our total current assets were $6,883 as of September 30, 2001. We believe that our available cash is sufficient to pay our day-to-day expenditures. Our total assets were $157,702 of which our recreational vehicles represent $190,007_and our office equipment represents $2,712. As of September 30, 2001 our accumulated depreciation of property and equipment was $77,900.

Our total liabilities were $179,278 as of September 30, 2001. Our long-term debt represented $165,018 of our total liabilities. The long-term debts are for a note payable used to purchase the vehicles that we use to transport our equipment to various locations.


Results of Operations.


Revenues. We are newly formed. For the three month period ended September 30, 2001 we had realized revenues of $22,831 from rental services compared to $17,527 for the corresponding period in 2000. We believe that our revenues will remain consistent due to our consistent customer base. Therefore, unless we expand our operations, we believe that our revenues will continue at their current levels.

Operating Expenses. For the three-month period ended September 30, 2001, our total operating expenses were $26,680 compared to total operating expenses of $19,994 for the corresponding period in 2000. The majority of those expenses were compensation to our management and outside consultants. For the three-month period ended September 30, 2001, we experienced a net loss of $8,806 compared to a net loss of $4,871 for the corresponding period in 2000.


Our Plan of Operation for the Next Twelve Months. Our primary goal is to become the leading provider of recreation vehicle rentals in the United States with the capability of serving customers through a nationwide network of rental facilities. Our strategies to increase revenue, reduce costs and achieve our goal primarily include a gradual expansion of our service facilities, fleet and staffing.

In order for us to grow enough to reach solid year-around profitability, we must expand into markets with warmer climates that are more conducive to the RV rental business. To overcome this obstacle we are proposing to expand our operations by establishing a rental facility in Portland, Oregon and in Golden, Colorado. These locations have been selected for their warm climates and large surrounding population base. We believe that by diversifying our market territory we will be able to stabilize our revenue stream and sustain the year-round operations of all our locations.

We anticipate that we may need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations will be adversely affected.

We are not currently conducting any research and development activities, and do not anticipate conducting such activities in the near future. In the event that we expand our customer base and serve additional geographic areas, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment and vehicles which can transport the equipment.

Description of Property
-----------------------

Property held by Us. As of the date specified in the following table, we held the following property:

========================================= ==========================
                Property                     September 30, 2001
----------------------------------------- --------------------------
Cash                                                $6,883
----------------------------------------- --------------------------
Property and Equipment, net                        $114,819
========================================= ==========================

The components of property and equipment consist of the following at September 30, 2001:


========================================== ============================
Equipment                                                       $2,712
Vehicles                                                      $190,007
Less: Accumulated Depreciation                               $(77,900)
Intangibles and Other Assets                                   $36,000
Total                                                         $157,702
========================================== ============================


Depreciation is recorded based on the useful life of the fixed assets. The useful life of the equipment is seven years. The useful life of the vehicles is five years.

Our Facilities. Our executive, administrative and operating offices are located at 404 Beretta Street, Mandan, North Dakota 58554. We do not presently own any interests in real estate.

Certain Relationships and Related Transactions
----------------------------------------------

Conflicts Related to Other Business Activities. The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other entities may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to our shareholders and us as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Related Party Transactions. There have been no related party transactions, except for the following:

On March 5, 2001 we acquired all the assets of Riverside RV Rental, a sole proprietorship owned by Richard and Patricia Frohlich, in exchange for 3,000,000 shares of our Common Stock. Richard and Patricia Frohlich are officers and directors of Riverside RV Rentals, Inc.

Richard Frohlich, our President, and one of our directors, currently provides office space to us at no charge.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

     o    disclosing such transactions in prospectus' where required;
     o disclose in any and all filings with the Securities and Exchange Commission, where required;
     o    obtain uninterested directors consent; and
     o    obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Specifically, if the registration statement becomes effective, we will be required to file certain reports required by the Exchange Act of 1934 such as quarterly reports on Form 10QSB with auditor-reviewed financial statements as well as annual reports on Form 10KSB with audited financial statements. We will also be required to report, on Form 8-K, all material events affecting the company, including, but not limited to, change of auditors, changes in control, and acquisition or disposition of assets. Although we are not required to deliver an annual report to security holders until and unless this registration statement becomes effective with the Securities and Exchange Commission, we intend to provide an annual report to our security holders, which will include audited financial statements.


There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is forty-two.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

===================================== ======== ============== ============= ======================== ======================
Name and Principal Position           Year        Annual       Bonus ($)         Other Annual              All Other
                                                Salary ($)                     Compensation ($)          Compensation
------------------------------------- -------- -------------- ------------- ------------------------ ----------------------
Richard Frohlich - President,
Treasurer                             2001        $5,000          None               None                    None
------------------------------------- -------- -------------- ------------- ------------------------ ----------------------
Patricia Frohlich - Vice President,
Secretary                             2001        $5,000          None               None                    None
===================================== ======== ============== ============= ======================== ======================

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors.

Employment Contracts. We anticipate that we will enter into employment contracts with Richard Frohlich, although we currently do not have plans, agreements, understandings or arrangements at this time.

Stock Option Plan. We anticipate that we will adopt a stock option plan in or around the fourth quarter of 2002. Pursuant to our proposed stock option plan, shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.


Financial Statements





                           RIVERSIDE RV RENTALS, INC.


                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                           RIVERSIDE RV RENTALS, INC.


                                    CONTENTS





                                                                           PAGE
                                                                          ------
Financial Statements (Unaudited)

     Balance Sheet                                                          25

     Statements of Operations                                               26

     Statements of Cash Flows                                               27

     Notes to Financial Statements                                       28 - 30

                           RIVERSIDE RV RENTALS, INC.


                                  BALANCE SHEET

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)

                                     ASSETS
                                     ------
Current assets
   Cash                                                           $      6,883
   Accounts receivable, net                                                ---
                                                                  ------------
        Total current assets                                             6,883

Property and equipment
   Recreational vehicles                                               190,007
   Office equipment                                                      2,712
   Less:  accumulated depreciation                                     (77,900)
                                                                 --------------
        Property and equipment, net                                    114,819

Intangibles and other assets                                            36,000
                                                                 -------------

          Total assets                                           $     157,702
                                                                 =============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

Current liabilities
   Accounts payable and accrued expenses                         $       3,500
   Rental deposits                                                       1,250
   Current portion of long-term debt                                     9,510
                                                                 -------------
         Total current liabilities                                      14,260

Contingencies

Long-term debt                                                         165,018
                                                                 -------------
   Total liabilities                                                   179,278

Stockholders' Deficit
    Common stock, $.001 par value;
       Authorized shares-- 25,000,000
       Issued and outstanding shares-- 5,345,000                         5,345
    Additional paid-in capital                                          34,170
    Accumulated deficit                                                (61,091)
                                                                 -------------

       Total stockholders' deficit                                     (21,576)
                                                                 -------------

          Total liabilities and stockholders' deficit            $     157,702
                                                                 =============




                See accompanying notes to financial statements.

                           RIVERSIDE RV RENTALS, INC.


                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)


                                                   THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                                  ---------------------------------      ------------------------------------
                                                       2001                2000                2001                  2000
                                                  ---------------     -------------      ---------------      ---------------
Rental income, net                                $        22,831     $      17,527      $        47,468      $        32,883
                                                  ---------------     -------------      ---------------      ---------------
Operating expenses
   Advertising                                                240               133                  726                  841
   Automobile expense                                         ---             1,479                  ---                2,796
   Consulting services                                        ---               ---               34,780                  ---
   Depreciation                                             8,700             8,250               25,450               24,750
   Insurance                                                1,743             2,225                4,171                2,695
   Occupancy                                                  500               205                1,504                  610
   Office supplies and expense                              2,294             1,661                5,423                2,766
   Professional fees                                          914               863                3,414                  940
   Repairs and maintenance                                 11,776             4,270               19,004                7,439
   Taxes and licenses                                         ---               ---                  466                  ---
   Telephone and utilities                                    513               908                1,784                1,680
                                                  ---------------     -------------      ---------------      ---------------

    Total operating expenses                               26,680            19,994               96,722               44,517
                                                  ---------------     -------------      ---------------      ---------------

Loss from operations                                       (3,849)           (2,467)             (49,254)             (11,634)

Other income (expense)
   Interest income                                              8                64                   25                   99
   Interest expense                                        (4,245)           (2,468)             (11,862)              (8,273)
                                                  ---------------     -------------      ---------------      ---------------

    Total other income (expense)                           (4,237)           (2,404)             (11,837)              (8,174)
                                                  ---------------     -------------      ---------------      ---------------

Loss before provision for income taxes                     (8,086)           (4,871)             (61,091)             (19,808)

Provision for income tax expense (benefit)                    ---               ---                  ---                  ---
                                                  ---------------     -------------      ---------------      ---------------

Net loss/Comprehensive loss                       $        (8,086)    $      (4,871)     $       (61,091)     $       (19,808)
                                                  ===============     =============      ===============      ===============

Pro  forma  net  loss/comprehensive   loss  per
common share-- basic and diluted                  $           ---     $         ---      $           ---      $           ---
                                                  ===============     =============      ===============      ===============

Pro forma  weighted  average of common shares--
basic and diluted                                       5,345,000         5,280,000            5,319,300            5,280,000
                                                  ===============     =============      ===============      ===============







                See accompanying notes to financial statements.

                           RIVERSIDE RV RENTALS, INC.


                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                                           --------------------------------------
                                                                                2001                   2000
                                                                           ---------------        ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                $       (61,091)       $       (19,808)
   Adjustments  to  reconcile  net loss to net cash used in  operating activities
    Depreciation                                                                    25,450                 24,750
    Cost of services paid with common stock                                          2,280                    ---
    Occupancy costs contributed by officer                                           1,504                    ---
    Changes in operating assets and liabilities
       Increase in accounts receivable                                                 ---                    ---
       Increase in accounts payable and accrued expenses                             2,290                  1,688
       Increase (decrease) in rental deposits                                       (1,250)                   250
                                                                           ---------------        ---------------

          Net cash provided (used) by operating activities                         (30,817)                 6,880
                                                                           ---------------        ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment                                              (7,913)               (29,450)
   Net assets contributed by proprietorship,
       net of cash balances acquired                                                19,355                    ---
                                                                           ---------------        ---------------

          Net cash provided (used) by investing activities                          11,442                (29,450)
                                                                           ---------------        ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments of long-term debt                                             (6,463)                (4,456)
   Proceeds from issuance of long-term debt                                            ---                 18,992
   Contributions of capital                                                            ---                 16,000
   Proceeds from issuance of common stock                                           32,500                    ---
                                                                           ---------------        ---------------

          Net cash provided by financing activities                                 26,037                 30,536
                                                                           ---------------        ---------------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                                       6,662                  7,966

CASH AND CASH EQUIVALENTS, beginning of period                                         221                    906
                                                                           ---------------        ---------------

CASH AND CASH EQUIVALENTS, end of period                                   $         6,883        $         8,872
                                                                           ===============        ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW   INFORMATION
    Income taxes paid                                                      $           ---        $           ---
                                                                           ===============        ===============

    Interest paid                                                          $        11,862        $         8,273
                                                                           ===============        ===============





                See accompanying notes to financial statements.

                           RIVERSIDE RV RENTALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)

Note 1 - NATURE OF OPERATIONS

         Riverside RV Rentals, Inc. (the "Company"), a Nevada corporation, provides high quality, reliable recreational vehicle and camper rentals to its customers for vacations and special occasions.


NOTE 2 - BASIS OF PRESENTATION

         The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the years ended December 31, 2001 and 2000. These financial statements and the related notes should be read in conjunction with the Company's audited financial statements for the years ended December 31, 2000 and 1999 included in the Company's registration statement filing on Form SB-2, File No. 333-72032, and any amendments thereto.


NOTE 3 -CONTINGENCIES

         The Company occupies office space within an officer's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the officer's total monthly costs. These amounts are shown in the accompanying statement of operations for three and nine months ended September 30, 2001 and 2000, respectively.


NOTE 4 - COMMON STOCK

         On March 1, 2001, the Company incorporated within the State of Nevada. Pursuant to its incorporation, the founder of the corporation contributed the net assets of the predecessor proprietorship to the newly formed corporation in exchange for 3,000,000 shares of common stock with a par value of $0.001. Also, the Company issued an additional 2,280,000 for consulting services rendered in connection with the development of the Company. These shares were also valued at par value because there was no readily available market value at the time the services were rendered and par value was considered a reasonable estimate of fair value by all parties.

         On May 31, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on March 30, 2001, the Company issued 65,000 shares of its common stock at $0.50 per share for a total of $32,500.

                           RIVERSIDE RV RENTALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)

Note 5 - RELATED PARTY TRANSACTIONS

         As previously detailed in Note 4, the Company issued shares of its common stock in exchange for net assets contributed and consulting services rendered by current officers and directors of the Company.

The Company occupies office space provided by its officer. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the officer's total monthly costs. These amounts are shown in the accompanying statement of operations for the three and six months ended September 30, 2001 and are considered additional contributions of capital by the officer and the Company.


Note 6 - INTANGIBLES AND OTHER ASSETS

         Intangibles and other assets consist of the net assets contributed in excess of liabilities assumed to the Company by the predecessor proprietorship upon incorporation on March 1, 2001. On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") that detailed among other provisions, certain criteria for recognizing goodwill and other intangible assets. In addition, SFAS 142 requires the cessation of goodwill amortization for transactions closing after June 30, 2001, with complete cessation by January 1, 2002. The Company has yet to determine the impact and the allocation between goodwill and other identifiable intangible assets on its financial position and operating results, but expects to test the amount presented on its balance sheet as of September 30, 2001 for impairment at its year-end on December 31, 2001. The Company believes that the current amortization of this amount is immaterial in relation to the Company financial position and the results of its operations until SFAS 142 is fully implemented.


NOTE 7 - INCOME TAXES

         During the nine months ended September 30, 2001, the Company incorporated and adopted the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109") and therefore recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

         At September 30, 2001, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $61,000, expiring 2016, that may be used to offset future taxable income. Therefore, no provision for income taxes has been provided.

         In addition, the Company has deferred tax assets of approximately $9,750 at September 30, 2001. The Company has not recorded a benefit from its net operating loss carryforward because realization of the benefit is uncertain and, therefore, a valuation allowance of ($9,750) has been provided for the deferred tax assets.

                           RIVERSIDE RV RENTALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

                                   (UNAUDITED)

Note 7 - INCOME TAXES (CONTINUED)

         For the nine months ended September 30, 2000, the Company was a proprietorship and therefore not a taxpaying entity for federal and state income taxes. Federal and state income taxes of the proprietor are computed on his total income from all sources; accordingly, no provision for income taxes is made on the statements of operations for the three and nine months ended September 30, 2000.

                              RIVERSIDE RV RENTALS


                         REPORT AND FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                              RIVERSIDE RV RENTALS


                                    CONTENTS





                                                                         PAGE
                                                                       --------

Independent Auditor's Report                                              33

Financial Statements:

     Balance Sheets                                                       34

     Statements of Operations                                             35

     Statements of Changes in Proprietor's Capital                        36

     Statements of Cash Flows                                             37

     Notes to Financial Statements                                      38 - 41

                                                                    Quintanilla
                                                        Accountancy Corporation
--------------------------------------------------------------------------------
American Institute of Certified Public Accountants
California Society of Certified Public Accountants








                          Independent Auditor's Report



To the Proprietor of
Riverside RV Rentals


         I have audited the accompanying balance sheets of Riverside RV Rentals (a proprietorship) as of December 31, 2000 and 1999, and the related statements of operations, changes in proprietor's capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

         I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverside RV Rentals (a proprietorship) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                         /s/ Quintanilla

                                         A Professional Accountancy Corporation
                                         Laguna Niguel, California


                                         August 8, 2001





-------------------------------------------------------------------------------
Laguna Niguel, California   92677                                   253.276.6446
30026 Monteras                                                      949.929.6149

                              RIVERSIDE RV RENTALS


                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999



                                     ASSETS
                                     ------

                                                                       2000               1999
                                                                       ----               ----
Current assets
   Cash                                                           $         221      $         906
   Accounts receivable, net                                                 ---                ---
                                                                  -------------      -------------

     Total current assets                                                   221                906
                                                                  -------------      -------------

Property and equipment
   Recreational vehicles                                                168,683            150,000
   Office equipment                                                       1,123              1,123
   Less:  accumulated depreciation                                      (52,450)           (30,225)
                                                                  -------------      -------------

      Property and equipment, net                                       117,356            120,898
                                                                  -------------      -------------

Other assets                                                                ---                ---
                                                                  -------------      -------------

     Total assets                                                 $     117,577      $     121,804
                                                                  =============      =============


                      LIABILITIES AND PROPRIETOR'S CAPITAL
                      ------------------------------------

Current liabilities
   Accounts payable and accrued expenses                         $        1,210      $       1,000
   Rental deposits                                                        2,500              1,250
   Current portion of long-term debt                                      6,928              6,610
                                                                 --------------      -------------

     Total current liabilities                                           10,638              8,860
                                                                 --------------      -------------

Contingencies

Long-term debt                                                          159,063            145,944
                                                                 --------------      -------------

   Total liabilities                                                    169,701            154,804
                                                                 --------------      -------------

Proprietor's capital                                                    (52,124)           (33,000)
                                                                 --------------      -------------

   Total proprietor's capital                                           (52,124)           (33,000)
                                                                 --------------      -------------

       Total liabilities and proprietor's capital                $      117,577      $     121,804
                                                                 ==============      =============







                 See accompanying notes to financial statements.

                              RIVERSIDE RV RENTALS


                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                    2000               1999
                                                    ----               ----
Revenues
   Rental income, net                         $      38,711       $      31,054
   Other                                                ---                 ---
                                              -------------       -------------

    Net revenues                                     38,711              31,054
                                              -------------       -------------

Operating expenses
   Advertising                                          850               1,241
   Automobile expense                                 2,796               2,175
   Depreciation                                      32,992              30,225
   Insurance                                          4,481               3,993
   Occupancy                                            815                 772
   Office supplies and expense                        5,749               6,923
   Professional fees                                  1,340               1,065
   Repairs and maintenance                            8,174               6,223
   Taxes and licenses                                   476               8,404
   Telephone and utilities                            2,149               1,650
                                              -------------       -------------

    Total operating expenses                         59,822              62,671
                                              -------------       -------------

Loss from operations                                (21,111)            (31,617)
                                              --------------      --------------

Other income (expense)
   Interest income                                      100                  30
   Interest expense                                 (13,310)            (12,704)
                                              --------------      --------------

    Total other income (expense)                    (13,210)            (12,674)
                                              --------------      --------------

Loss before provision for income taxes               34,321              44,291

Provision for income tax expense (benefit)              ---                 ---
                                              -------------       -------------

Net loss                                      $     (34,321)      $     (44,291)
                                              =============       =============

Pro forma net income (loss) per common
share-- basic and diluted                     $        (.01)      $        (.01)
                                              =============       =============

Pro forma weighted average of common
shares-- basic and diluted                        5,280,000           5,280,000
                                              =============       =============






                 See accompanying notes to financial statements.

                              RIVERSIDE RV RENTALS


                  STATEMENTS OF CHANGES IN PROPRIETOR'S CAPITAL

                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                   2000              1999
                                                   ----              ----

Balance, beginning of year                     $     (33,000)    $         ---

Capital contributions                                 16,000            12,000

Capital distributions                                   (803)             (709)

Net loss                                             (34,321)          (44,291)
                                               -------------     -------------

Balance, end of year                           $     (52,124)    $     (33,000)
                                               =============     =============









                 See accompanying notes to financial statements.

                              RIVERSIDE RV RENTALS


                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                              2000               1999
                                                                              ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                             $      (34,321)     $      (44,291)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
    Depreciation                                                                 32,992             30,225
    Changes in operating assets and liabilities
       Increase in accounts receivable                                              ---                ---
       Increase in accounts payable and accrued expenses                            210              1,000
       Increase in rental deposits                                                1,250              1,250
                                                                        ---------------     --------------

          Net cash provided by (used in) operating activities                       131            (11,816)
                                                                        ---------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment                                          (29,450)          (151,123)
                                                                        ---------------     ---------------

          Net cash used in investing activities                                 (29,450)          (151,123)
                                                                        ---------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from the issuance of long-term debt                                  18,992            158,000
   Principal payments of long-term debt                                          (5,555)            (5,446)
   Contributions of capital                                                      16,000             12,000
   Distributions of capital                                                        (803)              (709)
                                                                        ---------------     --------------

          Net cash provided by (used in) financing activities                    28,634            163,845
                                                                        ---------------     --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (685)               906

CASH AND CASH EQUIVALENTS, beginning of year                                        906                ---
                                                                        ----------------    --------------

CASH AND CASH EQUIVALENTS, end of year                                  $           221     $          906
                                                                        ================    ==============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes paid                                                   $            ---    $          ---
                                                                        ================    ==============
    Interest paid                                                       $         13,310    $       12,704
                                                                        ================    ==============





                 See accompanying notes to financial statements.

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Riverside RV Rentals (the "Company"), a proprietorship, provides high quality, reliable recreational vehicle and camper rentals to it's customers for vacations and special occasions. The Company is located in Mandan, North Dakota. The Company's financial statements are presented in accordance with generally accepted accounting principles. The accompanying financial statements have been prepared solely from the accounts of Riverside RV Rentals, and the owner represents that they do not include his personal accounts or those of any other operation in which he is engaged. As further discussed in Note 5, the Company subsequently incorporated on March 1, 2001 under the laws of the State of Nevada.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Receivables - Receivables, if any, represent valid claims against debtors for rents or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value. An allowance for doubtful accounts is computed on previous experience as a percentage (%) of rents when applicable.

         Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets. Recreational vehicles are being depreciated over five (5) years. Maintenance and repairs in the ordinary course of operations are expensed as incurred. Major improvements that increase the estimated useful lives of the assets are capitalized. When property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss on disposal is recognized accordingly.

         Fair Value of Financial Instruments - The carrying value of cash, accounts receivable, accounts payable and accrued expenses, and rental deposits approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Revenue - The Company records rental income upon completion of the rental term. The Company requires an advanced deposit of $250 for all of its vehicles with the estimated rental amount of the trip due at time of pick-up. Adjustments to the estimated rental amount for general maintenance, including gas, cleaning, damages and other ancillary charges, are due upon return of the vehicle when applicable.

         Income Taxes - The proprietorship itself is not a taxpaying entity for purposes of federal and state income taxes. Federal and state income taxes of the proprietor are computed on his total income from all sources; therefore, no provision for income taxes is made in these statements. On March 1, 2001, the Company incorporated as discussed in Note 5. Accordingly, the pro forma provision for income tax expense (benefit) is approximately ($5,150) and ($6,650) for the years ending December 31, 2000 and 1999, respectively.

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         Net Loss per Common Share - Pursuant to its subsequent incorporation on March 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net income (loss) by the weighted average number of outstanding common shares during the year. The pro forma net income
(loss) per common share is presented for analysis purposes within the Company's statements of operations in accordance with SFAS 128.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the proprietor to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - CONTINGENCIES

         The Company occupies office space within the proprietor's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the proprietor's total monthly costs. These amounts are shown in the accompanying statements of operations for each respective year ending December 31, 2000 and 1999.


NOTE 3 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. The majority of development costs and services have been provided to the Company by the proprietor. As such, there is no accrual for wages or compensated absences as of December 31, 2000 and 1999.


NOTE 4 - RELATED PARTY TRANSACTIONS

         On occasion, the proprietor may contribute or withdraw funds from the Company. Accordingly, these amounts are shown in the accompanying statements of changes in proprietor's capital and are not considered advances to or from the Company.

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 5 - LONG-TERM DEBT

         At December 31, 2000, the Company held a note payable to a bank, secured by recreational vehicles, and bearing interest at 8.5%. The aggregate monthly payment under the terms of the agreement is approximately $1,700 with the final payment due December 2014.

         At December 31, 1999, the Company held a note payable to a bank, secured by recreational vehicles, and bearing interest at 8.25%. The aggregate monthly payment under this note is approximately $1,550 with the final payment due December 2013.

         The aggregate maturities of long-term debt as detailed above for each of the five years subsequent to December 31, 2000 are as follows:

           2001                                             $     6,928
           2002                                                   7,154
           2003                                                   7,787
           2004                                                   8,475
           2005                                                   9,224
           Thereafter                                           126,423
                                                            -----------
                                                                165,991
           Less: current portion                                 (6,928)
                                                            -----------

           Long-term debt                                   $   159,063
                                                            ===========


Note 6 - SUBSEQUENT EVENTS

         On March 1, 2001, the Company incorporated within the State of Nevada. Pursuant to its incorporation, the proprietor contributed the net assets of the Company to the newly formed corporation in exchange for 3,000,000 shares of common stock with a par value of $0.001. The assets and related liabilities of the Company were contributed at approximate fair value to the new corporation as follows:

               Assets                                       $    220,000
               Liabilities assumed                              (185,769)
                                                            ------------

               Net assets contributed                       $     34,231
                                                            ============


         On March 5, 2001, The Company issued 2,280,000 shares of its common stock to a director and founders for consulting services rendered in connection with the formation of the Company as a corporation. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value between the Company and its director and founders.

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 6 - SUBSEQUENT EVENTS (CONT'D)

         On May 31, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on March 30, 2001, the Company issued 64,000 shares of its common stock at $0.50 per share for a total of $32,000.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
--------------------------------------------------------------------------

In March 2001, our Board of Directors appointed Quintanilla Accountancy Corporation, independent accountants, to audit our financials statements from March 1, 2001 (our date of formation) through September 30, 2001.

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by MC Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period ended September 30, 2001 appearing in this prospectus which is part of a Registration Statement have been audited by Quintanilla Accountancy Corporation and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to our shareholders or us for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                $177.28
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $250.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately             $10,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $7,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:


On March 5, 2001, we issued 3,000,000 shares of our common stock to Richard and Patricia Frohlich in exchange for the assets of the sole proprietorship in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended. Specifically, as Richard and Patricia Frohlich were officers and directors at the time the shares were issued to them, they were "accredited investors", as that term is defined under applicable federal and state securities laws.

On or about March 5, 2001, we issued 2,280,000 shares of our common stock to Thomas Frohlich, Kaye Vogel, Addie McConachie, Terrie Stein, Dannie Schmalz, Todd Becker, Bruce Brucker and Franklin Buchholz in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The shares were issued in exchange for services provided to us. Thomas Frohlich received 1,000,000 shares in exchange for marketing and business development services valued at $1,000. Kaye Vogel received 240,000 shares in exchange for website development services valued at $240. Addie McConachie received 240,000 shares in exchange for services related to business plan development and marketing valued at $240. Terrie Stein received 200,000 shares in exchange for bookkeeping and marketing services valued at $200. Danni Schmalz received 200,000 shares in exchange for general RV maintenance valued at $200; Todd Becker received 150,000 shares in exchange for RV mechanic services valued at $150; Bruce Brucker received 150,000 shares in exchange for RV mechanic services valued at $150; and Franklin Buchholz received 100,000 shares in exchange for general RV maintenance valued at $100.

On or about March 5, 2001,we issued 63,000 shares of our common stock for $0.50 per share. Specifically, the shares were sold to: Mark Bahmiller, Daniel Baker, Wade Becker, Todd Becker, Randall Binegar, Clyde Boehm, Brent Geiss, Debbie Geiss, Larry Graff, Kevin Hahne, Wayne Hoff, John Horner, Steven Howry, David Keller, Kevin Kruckenburg, David Moum, Ruby Paul, Wesley Pittenger, Randal Roller, John Schaner, Mark Schmidt, Mark Setterlund, Mike Setterlund, SLIC, Wade Vogel, Chad Vogel, Renee Woehl and Steven Wolff. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The net proceeds were $31,500.


Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.           Underwriting Agreement (not applicable)

3.1          Articles of Incorporation*

3.2          Bylaws*

5.           Opinion Re: Legality*

8.           Opinion Re: Tax Matters (not applicable)

11.          Statement Re: Computation of Per Share Earnings**

15.          Letter on unaudited interim financial information (not applicable)

23.1         Consent of Auditors

23.2         Consent of Counsel*

24. Power of Attorney is included on the Signature Page of the Registration Statement*


*        Included in Original SB-2 Filing
**       Included in Financial Statements

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      To include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Bismarck, North Dakota, on December 27, 2001.

                                 Riverside RV Rentals, Inc.,
                                 a Nevada corporation


                                 By:      /s/ Richard Frohlich
                                          -----------------------------------
                                          Richard Frohlich
                                 Its:     President, Treasurer, and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Richard Frohlich                                 December 27, 2001
------------------------------------
Richard Frohlich
President, Treasurer, Director


/s/ Patricia Frohlich                                December 27, 2001
------------------------------------
Patricia Frohlich
Vice President, Secretary, Director


/s/ Thomas Frohlich                                  December 27, 2001
------------------------------------
Thomas Frohlich
Director